Magnetek Announces Fiscal
               2003 Fourth Quarter and Year-End Results

    LOS ANGELES--(BUSINESS WIRE)--Aug. 21, 2003--Magnetek, Inc.
(NYSE:MAG):

    -- 4Q '03 revenue was $54.5 million, up 23% from 4Q '02 and up 2% from 3Q '03.

    -- Fourth quarter loss amounted to $.21 per share vs. a loss of $.02 per share last year.

    --  Company sells Telecom Service business and reaches new Bank
        Credit accord.

    Magnetek, Inc. (NYSE:MAG) today announced the results of its fiscal 2003 fourth quarter and full year, ended June 30, 2003, and commented on subsequent events, including the recent sale of its Telecom Service business and completion of a new asset-based North American Credit Agreement.
    Revenue in the final quarter of fiscal 2003 was $54.5 million, up 23% from $44.2 million in the fourth quarter of fiscal 2002 and up marginally from $53.2 million in the third quarter of fiscal 2003. The Company reported a net loss of $.21 per share in the fourth quarter, including a charge related to the sale of its Telecom Service business. Also, due to the deferred tax position on the Company's balance sheet, no tax benefit was recorded in the quarter. A net loss of $.02 per share was reported in the fourth quarter of fiscal 2002.
    Magnetek's revenue in fiscal 2003 totaled $201.8 million, up 7% from $188.2 million in fiscal 2002. The Company lost $1.48 per share in fiscal 2003, including a gain on the termination of the Company's retiree medical plan, a non-cash loss attributable to asset impairment charges, a loss related to the settlement of a lawsuit vs. Bank of America, and a non-cash loss incurred in connection with the sale of the Company's Telecom Power service business. This compares with net income of $.06 per share in fiscal 2002.

    Income Statement

    Commenting on Magnetek's results, chief executive Andrew Galef said, "Our bookings and revenues grew during fiscal 2003, but our profits suffered due to product mix issues, the dollar's decline against the euro, Telecom operating losses, higher SG&A costs, and other expenses.
    "We are addressing the mix issue by focusing R&D and sales on higher margin products and systems. Our highest margin business, power-electronics-based Industrial Controls, which experienced capital project postponements in the second half of fiscal 2003, should return to a more normal growth rate this year." Also, four of the world's leading electronics distributors -- Arrow Electronics in North America, Azzurri Technology in Europe, ProSoft in the former Soviet Union and KuaHong in China -- are now stocking Magnetek industry-standard power products. Constituting a new market channel for Magnetek, these and other distributors should enable the Company to gain high-margin market share, according to Mr. Galef.
    Addressing the currency issue, he said, "Since our largest power-electronics manufacturing facility is located in Italy, and a substantial portion of our power supplies are produced in euro and sold in dollars, the euro's appreciation against the dollar squeezed our margins throughout fiscal 2003. But the dollar has rallied recently, and we are selectively taking a number of actions to reduce the impact of exchange rate fluctuations.
    "Magnetek's Telecom Power business incurred substantial operating losses in fiscal 2003, and of course we were not unique in that respect," Mr. Galef added. "The service division of Telecom Power alone was losing upwards of a million dollars a quarter at the operating line by the end of the fiscal year. Subsequent to year-end, we sold the service business, so it will no longer be a burden on profits in 2004. Our core competency is telecom power hardware, and we can outsource service when needed.
    "Regarding SG&A, we have certain expenses that are relatively fixed, such as pension costs, which increased in fiscal 2003 due to steep declines in equity values as well as the historically low interest rate environment. In addition, we have higher marketing costs associated with distribution channel development, which will be continuing. However, we are doing all we can to minimize general and administrative costs. We are consolidating facilities in North America and reducing headcount by 250 in Europe.
    "Regarding other expenses, settlement of litigation with Bank of America cost us $3.3 million in the third quarter of fiscal 2003, but that is now behind us."

    Balance Sheet

    The fiscal fourth quarter saw Magnetek's Long-term debt increase, primarily due to the Company's accelerated expansion in Asia. "During the quarter, we closed one of our two Hungarian factories and simultaneously added and equipped 50,000 square feet of leased manufacturing space in China," Mr. Galef said. "This redeployment temporarily involved more than $4 million of additional working capital and a like amount of capital investment. We feel the move was necessary for the retention of international customers who are opening factories in China, and we believe it is vital for future growth and lower manufacturing costs."
    Due to declines in equity values and interest rates, many pension plans, including Magnetek's, became under-funded from an accounting standpoint during 2002 and 2003. In such cases GAAP calls for a minimum pension liability to be added to Long-term obligations and subtracted from Stockholders' equity on the Balance Sheet. Although history suggests that equity markets will recover and interest rates rise over time, the impact on Stockholders' equity in the interim can be dramatic, as in Magnetek's case.
    Mr. Galef emphasized that this does not mean Magnetek's pension funding is inadequate. Even at fiscal 2003 equity levels, Magnetek's Pension Plan assets exceeded $120 million at year-end. He added that, after the current quarterly contribution, under current regulations, no mandatory contributions to the Plan will be required through 2008.

    Subsequent Events

    Subsequent to fiscal year-end, in addition to the divestiture of its Telecom service business, a number of events occurred that promise to bolster Magnetek's financial position and operating results in fiscal 2004 and beyond.
    On August 17th, the Company executed an agreement with Bank One Corporation, replacing an existing $16-million North American credit line due to expire this December with a new asset-based credit facility. The new credit line, with an aggregate lending commitment of $19-million, will remain in effect through July 15, 2006, unless replaced or extended.
    Based on current plans and business conditions, Magnetek management believes that borrowing capacity under the new credit facility as well as separate European bank credit facilities and internally generated cash flows will be sufficient to fund its operations and other commitments.
    Also in August, the Federal government approved the "I-Bot" automated wheelchair, for which Magnetek supplies the entire electronic control platform, for sale in the United States. Developed by DEKA and manufactured and marketed by Johnson & Johnson, the "I-Bot" is gyroscopically stabilized, climbs stairs, mounts curbs and elevates its user to eye-level with ambulatory persons. There are more than 2 million wheelchair users and some 26,000 owners of "premium" wheelchairs in the United States, representing substantial market potential for the innovative I-Bot.
    Yesterday, Magnetek announced that its Alternative Energy division had signed its first contract with a utility-scale wind turbine systems builder -- Clipper Windpower of Carpinteria, CA -- to develop power conditioners for a new wind-generator drivetrain that multiplies the efficiency of wind turbines, making wind power more than competitive with conventional utility generators in cost per kilowatt-hour. Already the world's leading builder of power conditioners for commercial fuel cells, Magnetek has similar development contracts with a number of other fuel cell, solar and wind power companies, and has developed a microturbine auxiliary power unit of its own for use on rail and subway cars.
    "During 2003, we began focusing much of our R&D investment on alternative energy and distributed power generation, and we think it will begin to pay off in 2004," Mr. Galef said. "For example, we believe that the same technology we developed for our patented HIQgrid(TM) system, which is being used to monitor and control street lighting networks in Europe, can be adapted to monitor utility transformers and isolate grid failures, preventing the kind of uncontrolled chain reaction that caused the recent blackout in the U.S., and we are pursuing that potential."
    Magnetek's book-to-bill ratio for the fourth quarter of fiscal 2003 was 1.03:1, and its order backlog stood at $58.3 million versus $54.3 million at the end of the third quarter.
    This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call to discuss Magnetek's fiscal 2003 results and outlook. The call will be available live on Magnetek's website, www.magnetek.com. Those interested in listening should register five minutes early to download and install any necessary audio software. For those who cannot listen to the webcast live, a replay will be available on Magnetek's website.
    Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's future financial results and management's expectations regarding markets served by the Company. These forward-looking statements are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions will manifest themselves and the actual effect such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                             Magnetek, Inc.
                   Consolidated Results of Operations
                  (in thousands except per share data)

                                      Three months     Twelve months
                                          ended            ended
                                        June 30,         June 30,
                                       (Unaudited)
Results of Operations:                 2003    2002     2003     2002
Net sales                           $54,465 $44,237 $201,782 $188,224
Cost of sales (1)                    43,838  33,974  164,799  144,663
Gross profit                         10,627  10,263   36,983   43,561
Research and development              2,689   2,533   11,145    9,770
Selling, general and administrative  11,351   8,276   40,588   31,513
Gain from termination of retiree
 medical plan                             -       -  (27,771)       -
Asset impairment (2)                      -       -   34,358        -
Income (loss) from operations        (3,413)   (546) (21,337)   2,278
Interest and other (income) expense
 (3)                                  1,579     128    5,887      (30)
Income (loss) before provision for
 income taxes                        (4,992)   (674) (27,224)   2,308
Provision (benefit) for income taxes      -    (234)   7,620      900
Net income (loss)                   $(4,992)$  (440)$(34,844)$  1,408
Per common share:
Net income (loss) per common share -
 basic                              $ (0.21)$ (0.02)$  (1.48)$   0.06
Net income (loss) per common share -
 diluted                            $ (0.21)$ (0.02)$  (1.48)$   0.06

Weighted average shares outstanding
 Basic                               23,532  22,555   23,522   22,517
 Diluted                             23,532  23,106   23,522   22,988

   (1) Includes $4.7 million charge for telecom-related inventory in twelve month period ended June 30, 2003
   (2) Includes $33.4 million charge for telecom-related goodwill, $0.6 million for fixed assets, and $0.3 million for accounts receivable
   (3) Includes $3.3 million charge for settlement of litigation in twelve month period ended June 30, 2003 and $1.0 million charge from sale of product line in three- and twelve-month periods ended June 30, 2003

                                                    June 30,  June 30,
Balance Sheet Data:                                     2003     2002
Working Capital (excluding current portion of
 LTD)                                               $ 60,416 $ 56,508
Total Assets                                         281,006  304,891
Total long-term debt (including current portion)      26,702    4,124
Common stockholders' equity                           79,671  142,819

                                            Three months Twelve months
                                               ended         ended
                                             June 30,      June 30,
                                            (Unaudited)
Other Data:                                 2003   2002   2003   2002
Depreciation and amortization             $2,198 $2,816 $9,136 $9,369
Capital expenditures                      $4,285 $2,263 $8,957 $7,626


                                 Magnetek, Inc.
                          Consolidated Balance Sheet
                                (in thousands)

                                                     June 30, June 30,
                                                        2003     2002
Cash                                               $   1,680 $  4,816
Accounts receivable                                   46,745   41,532
Inventory                                             48,843   45,338
Prepaid and other                                     13,264    8,767
  Total current assets                               110,532  100,453

Net PP&E                                              33,794   31,973
Goodwill                                              63,067   95,533
Prepaid pension and other assets                      73,613   76,932
  Total assets                                     $ 281,006 $304,891

Accounts payable                                   $  35,496 $ 25,386
Accrued liabilities                                   14,620   18,559
Current portion of long-term debt                        805      407
  Total current liabilities                           50,921   44,352

Long-term debt, net of current portion                25,897    3,717
Other long-term obligations                          118,861  114,003
Deferred income taxes                                  5,656        -

Common stock                                             237      236
Paid in capital in excess of par value               106,541  106,216
Retained earnings                                     80,959  115,803
Accumulated other comprehensive loss                (108,066) (79,436)
  Total stockholders' equity                          79,671  142,819

  Total liabilities and equity                     $ 281,006 $304,891



    CONTACT: Magnetek, Inc.
             Bob Murray, 310-689-1610
             bmurray@magnetek.com